SHARE EXCHANGE AGREEMENT

by and among

Top Favour Limited (“Top Favour“)
a British Virgin Islands  international business company,

and

the Shareholders of Top Favour,

on the one hand;

and

Ableauctions.com, Inc. (“Ableauctions”),
a Florida corporation,

and

Certain Shareholders of Ableauctions,

on the other hand

July 17, 2009

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of July 17, 2009 (this “Agreement”), is made and entered into by and among Top Favour Limited, an international business company incorporated in the British Virgin Islands (“Top Favour”), and the shareholders of Top Favour (“Top Favour Shareholders”) listed on the Signature Pages for Top Favour Shareholders that are attached hereto, on the one hand; and Ableauctions.com, Inc., a Florida corporation (“Ableauctions”), and the shareholders or noteholders of Ableauctions listed on the signature page for Ableauctions Shareholders that is attached hereto (the “Ableauctions Shareholders”), on the other hand.

R E C I T A L S

WHEREAS, Ableauctions intends to deliver newly-issued shares of its common stock, par value $0.001 per share (“Common Stock”) to Top Favour Shareholders in exchange for all of the equity interests of Top Favour (the “Acquisition”), upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Top Favour Shareholders own all of the equity (in shares of capital stock or otherwise) of Top Favour (the “Top Favour Equity Interest”);

WHEREAS, the Ableauctions Shareholders will hold voting control of 49% of the issued and outstanding shares of Ableauctions common stock immediately prior to a meeting of Ableauctions shareholders to vote to approve the Acquistion;

 WHEREAS, the Ableauctions Shareholders will enter into this Agreement for the purpose of making certain covenants and Abdul Ladha has agreed to make certain indemnifications; and

WHEREAS, upon consummation of the transaction contemplated by this Agreement, Top Favour will become a 100% wholly-owned subsidiary of Ableauctions.

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a) The Top Favour Shareholders will each sell, convey, assign, transfer and deliver to Ableauctions certificates representing the Top Favour Equity Interest held by each Top Favour Shareholder as set forth in Column II of Annex I hereto, which in the aggregate shall constitute 100% of the issued and outstanding equity interests of Top Favour, accompanied by a properly executed and authenticated stock power or instrument of like tenor.

(b) As consideration for the acquisition of the Top Favour Equity Interests, Ableauctions will issue to each Top Favour Shareholder, in exchange for such Top Favour Shareholder’s portion of the Top Favour Equity Interests, the number of shares of Common Stock such that such Top Favour Shareholders holds a percentage of the outstanding Common Stock on a fully-diluted basis immediately after the Closing set forth opposite such party’s name in Column III on Annex I attached hereto (collectively, the “Ableauctions Shares”).  The Ableauctions Shares to be issued shall equal approximately 97% of the outstanding shares of Ableauctions’ common stock at the time of Closing.  For example, if there are at least 100.0 million shares of Ableauctions common stock authorized and 3.0 million shares of Ableauctions’ common stock outstanding immediately prior to the Closing, then there shall be 97.0 million shares of Ableauctions’ common stock issued to the Top Favour Shareholders at Closing.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place as soon as practicable upon signing of this Agreement, and prior to November 30, 2009, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Top Favour Shareholders, Top Favour, the Ableauctions Shareholders, and/or Ableauctions (as applicable) will take all such lawful and necessary action.

1.4 Certain Definitions. The following capitalized terms as used in this Agreement shall have the following respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“FINRA” means Financial Industry Regulatory Authority.

“Knowledge” means the actual knowledge of the officers, directors or advisors of the referenced party.

 “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means an adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of Ableauctions.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Person” means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

“Restricted Period” shall have the meaning set forth in Section 3.4(b)(vi).

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Returns” means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which Ableauctions’ common stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction” means the transactions contemplated by this Agreement, including the share exchange.

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF TOP FAVOUR

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Top Favour hereby represents and warrants to Ableauctions and the Ableauctions Shareholders as of the date hereof (unless otherwise indicated) as follows:

2.1 Organization. Top Favour has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2 Capitalization. The authorized capital stock of Top Favour consists of 10,000 ordinary shares, US$1.00 par value, of which at the Closing, no more than 10,000 shares shall be issued and outstanding.  All of the issued and outstanding shares of capital stock of Top Favour, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no voting trusts or any other agreements or understandings with respect to the voting of Top Favour’s capital stock.

2.3 Subsidiaries. As of the Closing, Top Favour has no direct or indirect subsidiaries, except as disclosed in Schedule 2.3 of the disclosure schedules hereto (collectively the “Top Favour Subsidiaries,” and each a “Top Favour Subsidiary”).  Each Top Favour Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Top Favour holds beneficial ownership rights and control rights over each Top Favour Subsidiary, and there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating any Top Favour Subsidiary to issue any additional shares of common stock or ordinary stock, as the case may be, of such subsidiary, or any other securities convertible into, exchangeable for or evidence the right to subscribe for or acquire from any Top Favour Subsidiary any shares of such subsidiary.

2.4 Certain Corporate Matters. Top Favour is duly qualified to do business as a corporation and is in good standing under the laws of British Virgin Islands, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Top Favour’s financial condition, results of operations or business.  Top Favour has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5 Authority Relative to this Agreement.  Top Favour has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Top Favour have been duly authorized by Top Favour’s Board of Directors and no other actions on the part of Top Favour are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Top Favour and constitutes a valid and binding agreement, enforceable against Top Favour in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.6 Consents and Approvals; No Violations. Except for applicable requirements of foreign and United States federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Top Favour of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Top Favour nor the consummation by Top Favour of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of Top Favour or any Top Favour Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract, agreement or other instrument or obligation to which Top Favour or any Top Favour Subsidiary is a party or by which any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Top Favour or any Top Favour Subsidiary, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Top Favour taken as a whole.

2.7 Books and Records. The books and records of Top Favour delivered to Ableauctions prior to the Closing fully and fairly reflect the transactions to which Top Favour is a party or by which it or its properties are bound.

2.8 Intellectual Property. Top Favour has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Top Favour infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9 Litigation. Top Favour and each of the Top Favour Subsidiaries are not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Top Favour or any of the Top Favour Subsidiaries. Top Favour and each of the Top Favour Subsidiaries is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Top Favour or any of the Top Favour Subsidiaries, and Top Favour knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Top Favour or any of the Top Favour Subsidiaries or to which Top Favour or any of the Top Favour Subsidiaries is a party.

2.10 Legal Compliance. To the best knowledge of Top Favour, after due investigation, no claim has been filed against Top Favour or any of the Top Favour Subsidiaries alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Top Favour and each of the Top Favour Subsidiaries holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.11 Contracts. Except as disclosed in Schedule 2.11 of the disclosure schedules hereto, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Top Favour.  Top Favour is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.12 Material Changes. Since January 1, 2009, except as disclosed in Schedule 2.12 of the disclosures schedules hereto: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Top Favour has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Top Favour’s financial statements pursuant to GAAP, (iii) Top Favour has not altered its method of accounting, (iv) Top Favour has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Top Favour has not issued any equity securities to any officer, director or Affiliate.

2.13 Labor Relations.  No material labor dispute exists or, to the knowledge of Top Favour and the Top Favour Shareholders, is imminent with respect to any of the employees of Top Favour which could reasonably be expected to result in a Material Adverse Effect.  None of Top Favour’s or Top Favour Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Top Favour or such Top Favour Subsidiary, and neither Top Favour nor any of the Top Favour Subsidiaries is a party to a collective bargaining agreement, and Top Favour and the Top Favour Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of Top Favour and the Top Favour Shareholders, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Top Favour or any of the Top Favour Subsidiaries to any liability with respect to any of the foregoing matters.  Top Favour and the Top Favour Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.14 Title to Assets.  Top Favour and the Top Favour Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Top Favour and the Top Favour Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Top Favour and the Top Favour Subsidiaries and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Top Favour and the Top Favour Subsidiaries are held by them under valid, subsisting and enforceable leases with which Top Favour and the Top Favour Subsidiaries are in compliance.

2.15 Certain Fees.  Except as disclosed in Schedule 2.15 of the disclosure schedules hereto, no brokerage or finder’s fees or commissions are or will be payable by Top Favour to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

2.16 Registration Rights.  No Person has any right to cause (or any successor) to effect the registration under the Securities Act of any securities of Top Favour (or any successor but excluding Ableauctions).

2.17 Application of Takeover Protections.  Top Favour has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Top Favour’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of Top Favour fulfilling its obligations or exercising its rights under this Agreement.

2.18 No General Solicitation.  Neither Top Favour nor any person acting on behalf of Top Favour has offered or sold securities in connection herewith by any form of general solicitation or general advertising.

2.19 Minute Books. The minute books of Top Favour and the Top Favour Subsidiaries made available to Ableauctions contain a complete summary of all meetings and written consents in lieu of meetings of directors and shareholders since the time of incorporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE TOP FAVOUR SHAREHOLDERS

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, the Top Favour Shareholders each hereby represent and warrant to Ableauctions as follows:

3.1 Ownership of the Top Favour Equity Interest.  The Top Favour Shareholders own, beneficially and of record, good and marketable title to the amount of the Top Favour Equity Interest, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements.  The Top Favour Shareholders represent that they each have no right or claims whatsoever to any equity interests of Top Favour, other than the Top Favour Equity Interest and each Top Favour Shareholder represents that he does not have any options, warrants or any other instruments entitling him to exercise or purchase or convert into additional equity interests of Top Favour. At the Closing, the Top Favour Shareholders will convey to Ableauctions good and marketable title to the Top Favour Equity Interest, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Top Favour Shareholders and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Purchase of Restricted Securities for Investment. The Top Favour Shareholders each acknowledge that the Ableauctions Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Ableauctions Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Ableauctions Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each Top Favour Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Further, each Top Favour Shareholder acknowledges and agrees that:

(a) Each Top Favour Shareholder is acquiring the Ableauctions Shares for investment for such Top Favour Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Top Favour Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Top Favour Shareholder further represents that he, she or it does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Ableauctions Shares.

(b) Each Top Favour Shareholder understands that the Ableauctions Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Ableauctions’ reliance on such exemption is predicated on the each Top Favour Shareholder’s representations set forth herein.

3.4 Status of Shareholder. Each of the Top Favour Shareholders hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the Signature Page of Top Favour Shareholders which is attached and part of this Agreement:

(a) Accredited Investor Under Regulation D. The Top Favour Shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex II, and such Top Favour Shareholder is not acquiring its portion of the Ableauctions Shares as a result of any advertisement, article, notice or other communication regarding the Ableauctions Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(b)	Non-U.S. Person Under Regulation S. The Top Favour Shareholder:

(i) is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(ii) at the time of Closing, the Top Favour Shareholder was located outside the United States;

(iii) no offer of the Ableauctions Shares was made to the Top Favour Shareholder within the United States;

(iv) the Top Favour Shareholder is either (a) acquiring the Ableauctions Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.4(b);

(v) all subsequent offers and sales of the Ableauctions Shares by the Top Favour Shareholder will be made outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration; the Top Favour Shareholder understands the conditions of the exemption from registration afforded by section 4(1) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

(vi) the Top Favour Shareholder will not resell the Ableauctions Shares to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

(vii) the Top Favour Shareholder shall not and hereby agrees not to enter into any short sales with respect to the common stock of Ableauctions at any time after the execution of this Agreement by the Top Favour Shareholder and prior to the expiration of the Restricted Period;

(viii) the Top Favour Shareholder understands that the Ableauctions Shares are being offered and sold to it in reliance on specific provisions of United States federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of the Top Favour Shareholder set forth herein in order to determine the applicability of such provisions.  Accordingly, the Top Favour Shareholder agrees to notify Ableauctions of any events which would cause the representations and warranties of the Top Favour Shareholder to be untrue or breached at any time after the execution of this Agreement by such Top Favour Shareholder and prior to the expiration of the Restricted Period;

(ix) in the event of resale of the Ableauctions Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, the Top Favour Shareholder shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

(x) the Top Favour Shareholder has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Ableauctions Shares;

(xi) the Top Favour Shareholder is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act;

(xii) the Top Favour Shareholder has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(xiii) the Top Favour Shareholder hereby represents that it has fully satisfied the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Ableauctions Shares or this Agreement, including (i) the legal requirements of the Top Favour Shareholder’s jurisdiction for the purchase and acquisition of the Ableauctions Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Ableauctions Shares; and further, the Top Favour Shareholder agrees to continue to comply with such laws as long as it shall hold the Ableauctions Shares.

3.5 Investment Risk. The Top Favour Shareholder is able to bear the economic risk of acquiring the Ableauctions Shares pursuant to the terms of this Agreement, including a complete loss of such the Top Favour Shareholder’s investment in the Ableauctions Shares.

3.6 Restrictive Legends. The Top Favour Shareholder acknowledges that the certificate(s) representing the Top Favour Shareholder’s pro rata portion of the Ableauctions Shares shall each conspicuously set forth on the face or back thereof a legend in substantially either of the two following forms, corresponding to the shareholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

3.7 Disclosure.  The representations and warranties and statements of fact made by the Top Favour Shareholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ABLEAUCTIONS

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Ableauctions hereby represents and warrants to Top Favour and the Top Favour Shareholders as of the date hereof (unless otherwise indicated), as follows:

4.1 Organization and Qualification.  Ableauctions is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Ableauctions is not in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents (collectively the “Charter Documents”).  Ableauctions is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2 Authorization; Enforcement.  Ableauctions has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by Ableauctions and, subject to Ableauctions obtaining the approval of its shareholders, the consummation by it of the transaction contemplated hereby will have been duly authorized by all other necessary action on the part of Ableauctions and no further action will be required in connection therewith other than in connection with the Required Approvals, as defined in Section 4.4.  This Agreement has been (or upon delivery will have been) duly executed by Ableauctions and, when approved by Ableauctions shareholders and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Ableauctions enforceable against Ableauctions in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3 No Conflicts.  Except as included on Schedule 4.3, the execution, delivery and performance by Ableauctions of this Agreement and the consummation by Ableauctions of the other transactions to which it is a party and as contemplated hereby do not and will not: (i) conflict with or violate any provision of Ableauctions’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Ableauctions, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Ableauctions debt or otherwise) or other understanding to which Ableauctions is a party or by which any property or asset of Ableauctions is bound or affected, or (iii) subject to the Required Approvals, as defined by Section 4.4, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Ableauctions is subject (including United States federal and state securities laws and regulations), or by which any property or asset of Ableauctions is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.4 Filings, Consents and Approvals.  Except as set forth on Schedule 4.4, Ableauctions is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Ableauctions of this Agreement, other than a consent of the holders of the majority of outstanding voting equity securities of Ableauction (“Majority Ableauctions Shareholders”) or approval of the Acquisition at a duly authorized meeting of the Ableauctions Shareholders, the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

4.5 Issuance of Ableauctions Shares.  The Ableauctions Shares will be duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed on or by Ableauctions other than restrictions on transfer provided for in this Agreement.

4.6 Capitalization.  The capitalization of Ableauctions is as set forth on Schedule 4.6, which Schedule 4.6 shall also include the number of shares of Ableauctions’ common stock owned beneficially, and of record, by Affiliates of Ableauctions as of the date hereof, if any.  Ableauctions has not issued any capital stock since its most recently filed periodic report under the Exchange Act.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transaction contemplated by this Agreement.  Except as set forth on Schedule 4.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Ableauctions’ common stock, or Contracts, commitments, understandings or arrangements by which Ableauctions or any Ableauctions Subsidiary is or may become bound to issue additional shares of Ableauctions’ common stock or Common Stock Equivalents.  The issuance of the Ableauctions Shares will not obligate Ableauctions to issue shares of Ableauctions’ common stock or other securities to any Person (other than the Top Favour Shareholders) and will not result in a right of any holder of Ableauctions securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of Ableauctions are validly issued, fully paid and nonassessable, have been issued in compliance with all United States federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of Ableauctions’ Board of Directors is required for the issuance of the Ableauctions Shares; provided however that Ableauctions’ Shareholder Approval (as defined below) will be required.  There are no shareholders agreements, voting agreements or other similar agreements with respect to Ableauctions’ capital stock to which Ableauctions is a party or, to the knowledge of Ableauctions, between or among any of Ableauctions’ shareholders. “Common Stock Equivalents” means any securities of Ableauctions or Ableauctions Subsidiaries which would entitle the holder thereof to acquire at any time Ableauctions’ common stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Ableauctions’ common stock.

4.7 SEC Reports; Financial Statements.  Ableauctions has filed all reports, schedules, forms, statements and other documents required to be filed by Ableauctions under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Ableauctions was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or within the period set forth in Rule 12b-25 Exchange Act.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Ableauctions included in the SEC Reports (“Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Ableauctions and its consolidated Ableauctions Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.8 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof or in connection herewith: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Ableauctions has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Ableauctions’ financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Ableauctions has not altered its method of accounting, (iv) Ableauctions has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Ableauctions has not issued any equity securities to any officer, director or Affiliate.  Ableauctions does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Ableauctions Shares contemplated by this Agreement or as set forth on Schedule 4.8, no event, liability or development has occurred or exists with respect to Ableauctions or its Ableauctions Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by Ableauctions under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

4.9 Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Ableauctions, threatened against or affecting Ableauctions or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Ableauctions Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Ableauctions nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under United States federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of Ableauctions, there is not pending or contemplated, any investigation by the Commission involving Ableauctions or any current or former director or officer of Ableauctions.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Ableauctions under the Securities Act.

4.10 Labor Relations.  No material labor dispute exists or, to the knowledge of Ableauctions, is imminent with respect to any of the employees of Ableauctions which could reasonably be expected to result in a Material Adverse Effect.  None of Ableauctions’ employees is a member of a union that relates to such employee’s relationship with Ableauctions, and Ableauctions is not a party to a collective bargaining agreement, and Ableauctions believes that its relationships with its employees are good.  No executive officer, to the knowledge of Ableauctions, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Ableauctions to any liability with respect to any of the foregoing matters.  Ableauctions is in compliance with all federal, state local  and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 Compliance.  Except as other disclosed on Schedule 4.11, Ableauctions: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Ableauctions under), nor has Ableauctions received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not or has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.12 Regulatory Permits.  Ableauctions possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Ableauctions has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.13 Title to Assets.  Ableauctions has good and marketable title in all personal property owned by it that is material to the business of, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Ableauctions and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Ableauctions does not own any real property other than as set forth in Section 4.13.  Any real property and facilities held under lease by Ableauctions, if any, is held by Ableauctions under valid, subsisting and enforceable leases with which Ableauctions is in compliance.

4.14 Reserved.

4.15 Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of Ableauctions and, to the knowledge of Ableauctions, none of the employees of Ableauctions is presently a party to any transaction with Ableauctions (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Ableauctions, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Ableauctions and (iii) other employee benefits.

4.16 Sarbanes-Oxley; Internal Accounting Controls.  Ableauctions is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  Ableauctions maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Ableauctions has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Ableauctions and designed such disclosure controls and procedures to ensure that information required to be disclosed by Ableauctions in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  Ableauctions’ certifying officers have evaluated the effectiveness of Ableauctions’ disclosure controls and procedures as of the end of the period covered by Ableauctions’ most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Ableauctions presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in Ableauctions’ internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Ableauctions’ internal control over financial reporting.

4.17 Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Ableauctions to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.18 Issuance of Ableauctions Shares. Assuming the accuracy of the Top Favour Shareholders’ representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and issuance of the Ableauctions Shares by Ableauctions to the Top Favour Shareholders as contemplated hereby. So long as the approval of the Ableauctions Shareholders is obtained, the issuance of the Ableauctions Shares hereunder does not contravene the rules and regulations of the applicable Trading Market.

4.19 Investment Company. Ableauctions is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20 Listing and Maintenance Requirements.  Ableauctions’ common stock is currently quoted on the NYSE Amex Equities, formerly known as American Stock Exchange (“NYSE Amex”) and, except as disclosed in Schedule 4.20, Ableauctions has not, in the 24 months preceding the date hereof, received any notice from the NYSE Amex or FINRA or any trading market on which Ableauctions’ common stock is or has been listed or quoted to the effect that Ableauctions is not in compliance with the quoting, listing or maintenance requirements of the NYSE Amex or such other trading market.  Ableauctions is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.21 Application of Takeover Protections.  Ableauctions has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Ableauctions’ certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Top Favour Shareholders as a result of the Top Favour Shareholders and Ableauctions fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Ableauctions’ issuance of the Ableauctions Shares and the Top Favour Shareholders’ ownership of the Ableauctions Shares.

4.22 No Integrated Offering. Assuming the accuracy of the Top Favour Shareholders’ representations and warranties set forth in Section 3, neither Ableauctions, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Ableauctions Shares to be integrated with prior offerings by Ableauctions for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Ableauctions are listed or designated.

4.23 Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Ableauctions has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Ableauctions has no knowledge of a tax deficiency which has been asserted or threatened against Ableauctions.

4.24 No General Solicitation.  Neither Ableauctions nor any person acting on behalf of Ableauctions has offered or sold any of the Ableauctions Shares by any form of general solicitation or general advertising.

4.25 Foreign Corrupt Practices.  Neither Ableauctions, nor to the knowledge of Ableauctions, any agent or other person acting on behalf of Ableauctions, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Ableauctions (or made by any person acting on its behalf of which Ableauctions is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.26 Accountants.  Ableauctions’ accounting firm is set forth on Schedule 4.26 of the disclosure schedules.  To the knowledge and belief of Ableauctions, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements included in Ableauctions’ Annual Report for the year ended December  31, 2008.

4.27 No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by Ableauctions to arise, between Ableauctions and the accountants and lawyers formerly or presently employed by Ableauctions which could affect Ableauctions’ ability to perform any of its obligations under this Agreement, and Ableauctions is current with respect to any fees owed to its accountants and lawyers.

4.28 Regulation M Compliance.  Ableauctions has not, and to the knowledge of Ableauctions no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Ableauctions to facilitate the sale or resale of any of Ableauctions Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of Ableauctions, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Ableauctions.

4.29 Money Laundering Laws. The operations of Ableauctions are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Ableauctions with respect to the Money Laundering Laws is pending or, to the best knowledge of Ableauctions, threatened.

4.30 Minute Books. The minute books of Ableauctions made available to Top Favour and the Top Favour Shareholders contain a complete summary of all meetings and written consents in lieu of meetings of directors and shareholders since the time of incorporation.

4.31 Employee Benefits.  Ableauctions has not (nor for the two years preceding the date hereof has) had any plans which are subject to ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

4.32 Business Records and Due Diligence.  Prior to the Closing, Ableauctions delivered to Top Favour all records and documents relating to Ableauctions, which Ableauctions possesses, including, without limitation, books, records, government filings, Tax Returns, Charter Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and shareholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with Ableauctions and Ableauctions Subsidiaries.

4.33 Contracts.  Except as set forth in Schedule 4.33 of the disclosure schedules hereto, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Ableauctions taken as a whole.  Ableauctions is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.34 No Undisclosed Liabilities.  Except as otherwise disclosed in Schedule 4.34 of the disclosure schedules, Ableauctions’ Financial Statements or incurred in the ordinary course of business after the fiscal year ended December 31, 2008 (the financial statements of which were filed with the SEC on Form 10-K on March 25, 2009), Ableauctions has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.35 No SEC or FINRA Inquiries. Since the acquisition of Able Auctions (1991) Ltd., neither Ableauctions nor any of its officers or directors is, or has been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA or to its actual knowledge, was there any  formal or informal inquiry or investigation  of Ableauctions or its officers or directors prior to the acquisition of Able Auctions (1991) Ltd..

4.36 Disclosure.  The representations and warranties and statements of fact made by Ableauctions in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

5.1 Indemnification.

(a) Subject to the provisions of this Article 5, Ableauctions and Abdul Ladha shall cause the Liquidating Trust (for purposes of Sections 5.1(a) and 5.3, “Indemnifying Party”) to agree to, jointly and severally, indemnify fully in respect of, hold harmless and defend Top Favour, the Top Favour Shareholders and each of the officers, agents and directors of Top Favour or the Top Favour Shareholders (each shall be referred to as an “Indemnified Party” when the Liquidating Trust is the Indemnifying Party) against any damages (with the exception of special or consequential damages), liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Ableauctions and/or Ableauctions Shareholders herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Ableauctions prior to the Closing; or (B) the operations of Ableauctions prior to the Closing.

(b) Subject to the provisions of this Article 5, Abdul Ladha shall agree to indemnify each Indemnified Party against any Claim to which it or they may become subject arising out of or based on any agreement or instrument to which Ableauctions was a party that was known to Abdul Ladha but was not disclosed to Top Favour prior to Closing.

(c) Subject to the provisions of this Article 5, Top Favour (for purposes of Sections 5.1(c) and 5.3, “Indemnifying Party”) agrees to, indemnify fully in respect of, hold harmless and defend Ableauctions, Abdul Ladha and each of the officers, agents and directors of Ableauctions (each shall be referred to as an “Indemnified Party” when Top Favour is the Indemnifying Party) against any damages (with the exception of special or consequential damages), liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Top Favour and/or Top Favour Shareholders herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Top Favour prior to the Closing; or (B) the operations of Top Favour prior to the Closing.

5.2 Survival of Representations and Warranties.  Notwithstanding provision in this Agreement to the contrary, the representations and warranties given or made by Ableauctions, the Ableauctions Shareholders, Top Favour and Top Favour Shareholders under this Agreement shall survive the date hereof for a period of twelve (12) months from and after the Closing Date (the last day of such period is herein referred to as the “Expiration Date”), except that any written claim for breach thereof made and delivered prior to the Expiration Date to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any representations and warranties that were fraudulently made shall not expire on the Expiration Date and shall survive indefinitely, and claims with respect to fraud by Ableauctions, Ableauctions Shareholders, Top Favour, Top Favour Shareholders may be made at any time.

5.3 Method of Asserting Claims, Etc.  All Claims for indemnification by any Indemnified Party under this Article V shall be asserted as follows:

(a) In the event that any Claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”).  The Indemnified Party’s failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability hereunder unless such failure materially prejudices the Indemnifying Party’s ability to defend against the claim or demand.  The Indemnifying Party shall have 30 days from the giving of the Claim Notice (the “Notice Period”) to notify the Indemnified Party:  (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim or demand, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claims or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which he shall deem necessary or appropriate to protect his interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that he does not dispute liability for indemnification under this Article V and that he desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by him to a final conclusion.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party (a “Material Conflict”).  If requested by the Indemnifying Party and there is no Material Conflict, the Indemnified Party agrees to cooperate with the Indemnifying Party and his counsel in contesting any Claim or demand which the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any Counterclaim against the person asserting the third party Claim or demand, or any cross-complaint against any person.  No Claim for which indemnity is sought hereunder and for which the Indemnifying Party has acknowledged liability for indemnification under this Article V may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b) In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Claim or demand being asserted against or sought to be collected from him by a third party, the Indemnified Party shall give a Claim Notice with respect to such Claim to the Indemnifying Party.  If, after receipt of a Claim Notice, the Indemnifying Party does not notify the Indemnified Party within the Notice Period that he disputes such Claim, then the Indemnifying Party shall be deemed to have admitted liability for such Claim in the amount set forth in the Claim Notice.

5.4 Limits on Indemnification.   The total of all Claims made for indemnification under Section 5.1(a) may not exceed $1,000,000.  Any Claims for indemnification under Section 5.1(b) must be made within twelve (12) months from the date of the Closing (the “Ladha Contract Indemnification Period”).  Any written Claim made against Abdul Ladha in connection with Section 5.1(b) and delivered prior to the expiration of the Ladha Contract Indemnification Period shall survive thereafter and, as to any such Claim, such applicable expiration will not effect the rights to indemnification of the party making such Claim.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Top Favour and Ableauctions as each party may request. In order that each party may have the full opportunity to do so, Top Favour and Ableauctions, the Top Favour Shareholders and the Ableauctions Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Top Favour or Ableauctions as each party or its representatives may reasonably request and cause Top Favour or Ableauctions and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.  If, at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement or the Voting Agreement entered into by Top Favour and certain Ableauctions Shareholders as of this same date, the parties will take all such lawful and necessary action.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, Ableauctions hereto shall (i) conduct its business in the ordinary course and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Top Favour. Without the prior written consent of Top Favour, or Ableauctions, as applicable, except as required or specifically contemplated hereby, no party shall undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.  Ableauctions shall take all actions necessary to have its common stock traded on the NYSE Amex at Closing.

6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on Ableauctions.

6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6 Bylaws. If necessary, Ableauctions shall amend its bylaws to permit the election and/or appointment of additional new directors to Ableauctions’ Board of Directors as set forth in Section 7.1(a) below.

6.7 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) Top Favour will afford Ableauctions and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Top Favour during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Top Favour, as Ableauctions may reasonably request. No information or knowledge obtained by Ableauctions in any investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) Ableauctions will afford Top Favour and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Ableauctions during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Ableauctions, as Top Favour may reasonably request. No information or knowledge obtained by Top Favour in any investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.8 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that Ableauctions will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

6.9 No Liabilities.  Ableauctions shall extinguish, satisfy or assign all liabilities such that at the date of Closing, Ableauctions shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

6.10 Articles of Incorporation Amendment.  Prior to Closing, Ableauctions shall file an amendment to its Articles of Incorporation with the Secretary of State of its state of incorporation, to (i) effect a reverse stock split with a stock split ratio to be determined by Top Favour at a date prior to closing but no less than 1 for 20 (every 20 shares are combined into one share) and no more than 1 for 50, and (ii) change its name from “AbleAuctions.com, Inc.” to “SinoCoking Coal&Coke Corporation.”

6.11 Information Statement for Change in Majority of Directors.  As directed by Top Favour, Ableauctions and the Ableauctions Shareholders will use their best efforts to ensure that Abdul Ladha, an Ableauctions’ current director, will remain a director of Ableauctions until the expiration of the 10-day period beginning on the date of the filing of the information statement relating to a change in majority of directors of Ableauctions with the SEC pursuant to Rule 14f-1 promulgated under the Exchange Act (“Information Statement”).

6.12 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Top Favour, after the Closing Date, Abdul Ladha shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Ableauctions occurring, reported or filed prior to the Closing, as may be necessary or required by Ableauctions for the preparation of the post-Closing Date reports that Ableauctions is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

6.13 No Solicitation.  In recognition of the substantial expenditures of time, effort and expense to be incurred by both parties in connection with the activities proceeding toward the execution of the Agreement and the closing of the transactions contemplated herein, Ableauctions, the Ableauctions Shareholders, Top Favour, and Top Favour Shareholders agree that they will not directly or indirectly submit, solicit, initiate, encourage or discuss any proposal or offer from any third party relating to competing “going public” transaction or “reverse merger” (either as an acquirer or targer) or knowingly furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek a competing “going public” or “reverse merger” transaction.

6.14 Conversion of Notes.  The Ableauctions Shareholders shall convert certain outstanding promissory notes into shares of Ableauctions common stock after public disclosure of this Agreement, such that the Ableauctions Shareholders will hold 49% of the outstanding Ableauctions voting equity securities within 15 days of this Agreement.   Immediately following the date that the Ableauctions Shareholders have converted such promissory notes, the Ableauctions Shareholders shall vote its shares of Common Stock at any shareholder meeting to vote on the Acquisition and the other transactions set forth in this Agreement.  Following such conversion, Ableauctions may not issue additional shares of equity securities to any other person such that the Ableauctions Shareholders no longer hold at least 49% interest of the Ableauctions voting securities other than as contemplated in this Agreement prior to Closing.  Prior to Closing and except for shares of its common stock issued pursuant to an equity financing concurrent with the Closing, Ableauctions shall not issue or grant any shares of its common stock or options, warrants, convertible notes or other rights to acquire its common stock.  Ableauctions shall not reduce the exercise price of any existing option or warrant.

6.15  Liquidating Trust.  Unless prohibited by state or federal law, Ableauctions shall adopt a plan of liquidation reasonably acceptable to Top Favour under which it shall establish a liquidating trust (“Liquidating Trust”) for purposes of assuming outstanding liabilities and distributing the assets of Ableauctions to its shareholders as of a certain record date prior to the Closing.  In compliance with applicable law and any required third party consents (which Ableauctions shall use its reasonable best efforts to obtain), Ableauctions shall transfer all its assets and liabilities to the Liquidating Trust prior to or concurrently with the Closing.  Ableauctions and Abdul Ladha shall cause such plan of liquidation to include a covenant to indemnify the Top Favour Shareholders for Claims made under Section 5.1(a), and shall provide for a reserve fund of at least $1,000,000 in cash or cash equivalents or other assets acceptable to Top Favour which shall remain in place for at least 12 months following the Closing and shall be used to discharge any remaining liabilities of Ableauctions not discharged prior to Closing.  Subject to the foregoing sentence, the plan of liquidation shall also include a covenant to indemnify Abdul Ladha for Claims made under Section 5.1(b).

6.16 NYSE Amex Application.  Top Favour shall file a listing application with the NYSE Amex Equities (“NYSE Amex”) intended to cause the Ableauctions shares of common stock to be listed on the NYSE Amex following the Closing.

6.17 Shareholder Meeting; Proxy Statement.  After execution of this Agreement, Ableauctions shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of and hold either an annual or special meeting for the shareholders (the “Ableauctions Shareholder Meeting”) for the purpose of securing the vote of the approval by the holders of a majority of the shares of Common Stock at a meeting of the shareholders of Ableauctions where a quorum is present, on the applicable record date (the “Ableauctions Shareholders’ Approval”), (ii) distribute to its shareholders a proxy statement regarding a vote on the Acquisition and the other transactions described herein in accordance with applicable federal and state law and with its articles of incorporation and bylaws (“Proxy Statement”), (iii) subject to applicable fiduciary duties, use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and to secure the Ableauctions Shareholders’ Approval, and (iv) cooperate and consult with Top Favour with respect to each of the foregoing matters.

6.18 Preparation of the Proxy Statement.  Within one business day after the date hereof, Ableauctions shall prepare and file with the SEC a preliminary version of the Proxy Statement and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement.   Promptly after the date that the SEC has no additional comments to the Proxy Statement, Ableauctions shall cause the Proxy Statement to be mailed to its respective shareholders, and if necessary, after the definitive Proxy Statement shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Top Favour and the Top Favour Shareholders. The obligations of Top Favour and the Top Favour Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, Ableauctions and/or the Ableauctions Shareholders shall have delivered or caused to be delivered to Top Favour and the Top Favour Shareholders the following:

(i) this Agreement duly executed by Ableauctions and the Ableauctions Shareholders;

(ii) letter of resignation from Ableauctions’ current sole officer, with his resignation as to all of the offices he currently holds with Ableauctions to be effective upon Closing and confirming that he has no claim against Ableauctions in respect of any outstanding remuneration or fees of whatever nature to be effective upon closing;

(iii) letter of resignation of Ableauctions’ current directors, with the resignation of such directors to take effect immediately, other than Abdul Ladha, whose resignation shall be effective on the expiration of the 10 calendar day period following the date of the mailing of the Schedule 14f-1 to the shareholders of Ableauctions;

(iv) resolutions duly adopted by the Board of Directors of Ableauctions approving the following events or actions, as applicable:

a.	the execution, delivery and performance of this Agreement;

b.	the Acquisition and the terms thereof;

c.	adoption of bylaws in the form agreed by the parties;

d.	fixing the number of authorized directors on the board of directors at seven (7);

e.
the appointment of Jianhua Lv as Chairman of the board of directors to serve on Ableauctions board of directors, effective on the Closing Date, and the appointment of designees of Mr. Lv as additional directors to serve on Ableauctions’ board of directors on the date the resignation of Ableauctions’ current directors except Abdul Ladha becomes effective; and

f.	the appointment of the following persons as officers of Ableauctions, effective on the Closing Date, with the titles set forth opposite his name (the “Top Favour Officers”):

Jianhua Lv                      Chief Executive Officer, President and
Chairman of the Board

Wu Zan                                Chief Financial Officer, Treasurer and
Secretary

(v) a certificate of good standing for Ableauctions from its jurisdiction of incorporation, dated not earlier than five (5) days prior to the Closing Date;

(vi) an instruction letter signed by the President of Ableauctions addressed to Ableauctions’ transfer agent of record, in a form reasonably acceptable to Top Favour and consistent with the terms of this Agreement, instructing the transfer agent to issue stock certificates representing Ableauctions Shares to be delivered pursuant to this Agreement registered in the names of the Top Favour Shareholders as set forth in Annex I;

(vii) a shareholder list of Ableauctions as certified by Ableauctions’ Secretary or transfer agent, dated within ten (10) days of the Closing Date;

a. a certificate of the Secretary of Ableauctions, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Ableauctions executing this Agreement and all exhibits and schedules hereto and all other documents, instruments and writings required pursuant to this Agreement (the “Transaction Documents”), (ii) a copy of the Certificate of Incorporation and By-Laws of Ableauctions, as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of Ableauctions authorizing and approving Ableauctions’ execution, delivery and performance of the Transaction Documents, all matters in connection with the Transaction Documents, and the transactions contemplated thereby;

(viii) all corporate records, board minutes and resolutions, tax and financial records, agreements, seals and any other information or documents reasonably requested by Top Favour’s representatives with respect to Ableauctions; and

(ix) such other documents as Top Favour and/or the Top Favour Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of Ableauctions herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Ableauctions and the Ableauctions Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Assets and Liabilities. At the Closing, other than accrued property or other taxes that will not exceed $1,000, Ableauctions shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, no material assets (or alternatively, shall have an irrevocable commitment to sell, distribute or otherwise transfer all pre-Closing assets of Ableauctions which shall occur immediately after Closing), and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(d) SEC Filings. At the Closing, Ableauctions will be current in all SEC filings required by it to be filed.

(e) Outstanding Common Stock. Ableauctions shall have at least  100,000,000 shares of its common stock authorized and shall have less than 8,200,000 shares (prior to the contemplated reverse stock split of Section 6.10) of its common stock issued and outstanding in the aggregate at the Closing on a fully-diluted basis.

(f) Financing.  Ableauctions shall have closed a debt and/or equity financing of at least $75,000,000 immediately prior to the Closing, or shall have irrevocable commitments from bona fide third party to close such financing immediately subsequent to the Closing.

(g) Approval of Ableauctions Shareholders.  The Acquisition and the other transactions described herein shall have been obtained Ableauction Shareholders’ Approval.

(h) Officer’s Certificate.  The Chief Executive Officer shall execute an officer’s certificate which provides that (i) the representations and warranties of Ableauctions contained in the Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date and (ii) Ableauctions shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(i) Principal Trading Market.  The Ableauctions Common Stock (i) shall be designated for quotation or listed on the NYSE Amex and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the NYSE Amex from trading on the NYSE Amex nor shall suspension by the Commission or the NYSE Amex have been threatened, as of or immediately subsequent to the Closing Date, either (A) in writing by the Commission or the NYSE Amex or (B) by falling below the minimum listing maintenance requirements of the NYSE Amex.

(j) No Adverse Effect.  The business and operations of Ableauctions will not have suffered any Material Adverse Effect.

(k) Third Party Assignment Consent.  Ableauctions shall have obtained a consent from Royal Bank of Canada (“RBC”) releasing Ableauctions as a Guarantor in connection with that Loan Agreement dated as of March 7, 2008 by and among, RBC, Ableauctions and Axion Investment Corp. and that Loan Agreement dated August 3, 2006 by and among RBC, Ableauctions and 0716590 B.C. Ltd. (collectively, the “Loan Agreements”)

7.2 Conditions to Obligations of Ableauctions and Ableauctions Shareholders. The obligations of Ableauctions and Ableauctions Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, Top Favour and/or the Top Favour Shareholders shall have delivered to Ableauctions the following:

(i) this Agreement duly executed by Top Favour and the Top Favour Shareholders;
(ii) resolutions duly adopted by the Board of Directors of Top Favour authorizing and approving the execution, delivery and performance of this Agreement;

(iii) certificates representing the Top Favour Equity Interests to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers or instruments of like tenor; and

(iv) such other documents as Ableauctions may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of Top Favour and the Top Favour Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Top Favour and the Top Favour Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Adverse Effect.  The business and operations of Top Favour will not have suffered any Material Adverse Effect.

(d)           Due Diligence.   Ableauctions shall have the opportunity to conduct a due diligence investigation of Top Favour’s business, financial condition and assets to determine that the audited financial statements of Top Favour for the last two full fiscal years as delivered to Ableauctions are materially accurate and  complete.  Such due diligence investigation shall commence upon execution of this Agreement and shall continue until 30 days after the execution of this Agreement (“Diligence Expiration Date”); provided, however, that if Top Favour has not provided to Ableauctions audited financial statements for Top Favour’s 2 most recent fiscal years within 15 days of the date of this Agreement, the period of investigation shall continue for a period of 45 days following the date that such audited financial statements are provided to Ableauctions.  Ableauctions shall be deemed to be  satisfied with the results of the due diligence investigation if it does not send written notice of due diligence disapproval to Top Favour within three (3) business days after the Diligence Expiration Date.  During the due diligence period, Ableauctions (and its attorneys, advisors, agents and accountants) will be given reasonable access to the assets, properties, buildings, offices, books, files, data, financial statements, leases, licenses, contracts, agreements and records of Top Favour and its subsidiaries.  All records, files, financial statements and the like relating to Top Favour and its subsidiaries shall remain and be deemed to be the property of Top Favour and its subsidiaries until consummation of the Transaction. In the event the Transaction is not consummated, Ableauctions shall return all of the foregoing materials to Top Favour together with all copies thereof.

(e)           Transfer of Assets to and Assumption of Liabilities by Trust.  Immediately prior to the Closing, all of the assets of Ableauctions shall have been transferred into a trust the beneficiaries of which will be its creditors and  shareholders or shall have irrevocably committed to transfer all of its assets to such trust and either (i) all of its liabilities shall have been assumed by the trust, unless otherwise disposed of or (ii) Top Favour shall have waived Ableauctions’ failure to assign such liabilities.

(f)           Approval of Ableauctions Shareholders.  The Acquisition and the other transactions described herein shall have obtained Ableauctions Shareholders’ Approval.

ARTICLE 8

SEC FILING; TERMINATION

8.1 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Ableauctions and the Top Favour Shareholders;

(b) by either Ableauctions or the Top Favour Shareholders if the Transaction shall not have been consummated for any reason by November 30, 2009; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Ableauctions or the Top Favour Shareholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(d) by the Top Favour Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of Ableauctions or the Ableauctions Shareholders set forth in this Agreement, or if any representation or warranty of Ableauctions shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Ableauctions’ representations and warranties or breach by Ableauctions or the Ableauctions Shareholders is curable by Ableauctions or the Ableauctions Shareholders prior to the Closing Date, then the Top Favour Shareholders may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Top Favour Shareholders to Ableauctions and the Ableauctions Shareholders of such breach, provided Ableauctions and the Ableauctions Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Top Favour Shareholders may not terminate this Agreement pursuant to this Section 8.1(d) if they shall have materially breached this Agreement or if such breach by Ableauctions or the Ableauctions Shareholders is cured during such thirty (30) day period);

(e) by Ableauctions, upon a material breach of any representation, warranty, covenant or agreement on the part of Top Favour or the Top Favour Shareholders set forth in this Agreement, or if any representation or warranty of Top Favour or the Top Favour Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Top Favour’s or the Top Favour Shareholders’ representations and warranties or breach by Top Favour or the Top Favour Shareholders is curable by Top Favour or the Top Favour Shareholders prior to the Closing Date, then Ableauctions may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Ableauctions to Top Favour and the Top Favour Shareholders of such breach, provided Top Favour and the Top Favour Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Ableauctions may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Top Favour or the Top Favour Shareholders is cured during such thirty (30) day period);

(f) by Ableauctions, if the results of the due diligence investigation are unsatisfactory in accordance with Section 7.2(d) and if Top Favour is unable to remedy, to the satisfaction of Ableauctions, any matter objected to prior to the Closing Date, as the Closing Date may be extended by the parties;

(g) by Top Favour if RBC refuses to approve the assumption by the Liquidating Trust of the liabilities and guarantees arising from the Loan Agreements; or

(h) by Ableauctions if (i) RBC refuses to approve the assumption by the Liquidating Trust of the liabilities and guarantees arising from the Loan Agreements and (ii) Top Favour does not waive the failure to assign such liabilities and guarantees.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in Section 8.1 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Los Angeles.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles, County of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.6 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.7 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Top Favour, Ableauctions, and holders of a majority of the equity interests of Top Favour and the holders of a majority of outstanding voting stock of Ableauctions; provided that, the consent of any Top Favour or Ableauctions shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Top Favour or Ableauctions shares, as applicable).

9.8 Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.9 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.10 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally]

 IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

ABLEAUCTIONS:

ABLEAUCTIONS.COM, INC.,
a Florida corporation

By:
Abdul Ladha
Chief Executive Officer and President

Address for Notices:

Address:   Suite 200 – 1963 Lougheed Highway, Coquitlam
                   British Columbia, Canada V3K 3T8

       Tel:  (604) 521-3369
       Fax:  (604) 521-4911

SIGNATURE PAGE OF ABLEAUCTIONS SHAREHOLDERS

ABLEAUCTIONS SHAREHOLDERS:

Name	Address, Telephone, and Facsimile Number for Notice:	Signature:
Abdul Ladha Hanifa Ladha

1963 Lougheed Highway, Coquitlam
Suite 200
British Columbia, Canada V3K 3T8
Tel: (604) 521-3369
Fax: (604) 521-4911

1963 Lougheed Highway, Coquitlam
Suite 200
British Columbia, Canada V3K 3T8
Tel: (604) 521-3369
Fax: (604) 521-4911

_________________________________ _________________________________

SIGNATURE PAGE OF TOP FAVOUR

TOP FAVOUR:

TOP FAVOUR LIMITED

By:
        Jianhua Lv, Chairman

Address for Notices:

Top Favour Limited
Address:
Intersection between Kuanggong Road and Tiyu Road
(10th Floor, Chenshi Xin Yong She, Tiyu Road)
Xinhua District
Pindingshan City, Henan Province
People’s Republic of China, 467000
Tel:+863752882999
Fax:+863752912026

SIGNATURE PAGES OF TOP FAVOUR SHAREHOLDERS

TOP FAVOUR SHAREHOLDERS:
Print SSN or Taxpayer ID of Top Favour Shareholder (if U.S. entity or person): _________________________________	Print Name of Top Favour Shareholder: _________________________________
Shareholder is a(n): ____ individual ____ corporation (an officer must sign) ____ partnership (all general partners must sign) ____ trust ____ limited liability company	Signature: _________________________________ (Please sign here)
State or country of Shareholder’s Organization (if entity): _________________________________
State of Shareholder’s Residence (if U.S. person):
Print name and title of Signing Person: (if signatory is a corporation, partnership or other similar entity) Name: _________________________________ Title: _________________________________

Address of Shareholder: _________________________________ _________________________________ _________________________________ _________________________________ Facsimile No.: ______________________
Please Check One:
The Top Favour Shareholder hereby certifies that it is:

____	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex II of this Agreement); or

____
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Top Favour Shareholder, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

ANNEX I

(I) Name of Top Favour Shareholders	(II) Top Favour Equity Interests Transferred to Ableauctions	(III) Percentage of Ableauctions Common Shares (on a fully-diluted basis) to be Held by Top Favour Shareholders after Closing
Honour Express Limited, a BVI Company	5,103	49.499%
Liuchang Yang	438	4.249%
Ruiyun Li	696	6.751%
Shusen Feng	155	1.499%
Chang Zhaozhen	155	1.499%
Zhao Qun	103	1.000%
Wu Dongfang	20	0.196%
Liu Yongchun	10	0.098%
Liang Xiao	20	0.196%
Li Ping	392	3.802%
Wang Shuo	402	3.900%
Xu Binzhi	461	4.468%
Wang Yeming	495	4.802%
Portswealth Holdings Ltd.	485	4.704%
Cawston Enterprises Ltd.	494	4.802%
Suzhou Capital Advisors, LLC d/b/a Morgan Cate Capital	261	2.528%
Causeway Bay Capital, LLC	310	3.007%
Total	10,000	97%

 ANNEX II

ACCREDITED INVESTOR DEFINITION

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of Ableauctions which is issuing and selling the securities.

Category D
The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F
The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G
The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H
The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.